Exhibit 10.3

Piedmont Natural Gas Company, Inc.

Share Repayment Agreement

This SHARE REPAYMENT AGREEMENT (this “Agreement”) is made and entered into the 15th day of December, 2015, by and between Piedmont Natural Gas Company, Inc., a North Carolina corporation (the “Company”), and THOMAS E. SKAINS (the “Participant”).

Statement of Purpose

The Company previously awarded Retention Stock Units (“RSUs”) to the Participant pursuant to the Piedmont Natural Gas Company, Inc. Incentive Compensation Plan, as amended and restated effective December 15, 2010 (the “Plan”), and a 2011 Retention Award Agreement dated December 15, 2011. The Company has agreed to accelerate the payment of all of the currently unvested RSUs (collectively, the “2016 RSUs”), provided the Participant enters into an agreement with the Company to repay to the Company the net after-tax shares issued to the Participant in connection with such acceleration (and shares resulting from the reinvestment of dividends paid with respect to such shares) if certain contingencies occur. The Company and the Participant desire to enter into this Agreement to evidence the terms and provisions of such repayment agreement.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.      Issuance of Shares. The Company hereby evidences and confirms its issuance to the Participant, effective as of the date hereof, of [_____________] Shares (the “Accelerated Shares”) in respect of the 2016 RSUs. This Agreement is subordinate to, and the terms and conditions of the Accelerated Shares are subject to, the terms and conditions of the Plan, which are incorporated by reference into this Agreement. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern. Capitalized terms used herein without definition have the meaning given in the Plan.

2.      83(b) Election. The Participant shall make an election under Section 83(b) of the Code to be taxed upon the issuance of the Accelerated Shares. To effect such election, the Participant shall file an election in the form attached hereto as Exhibit A with the Internal Revenue Service within thirty (30) days of the date of this Agreement and otherwise in accordance with applicable Treasury Regulations. The Participant shall provide the Company with an executed copy of such election.

3.      Tax Withholding. The Company shall be required to withhold federal and state income, FICA and Medicare taxes from the taxable income realized by the Participant as a result of the Participant’s Section 83(b) election described in paragraph 2 above. To satisfy such withholding obligation, the Participant directs the Company to withhold from the Accelerated Shares as follows:

(a)           ☐           Withhold the minimum amount required by applicable law.

If the Participant elects the minimum withholding option, the Company will withhold at the flat rates prescribed by law. The flat rates will be (i) 25% for federal income taxes for wages up to $1,000,000 and 39.6% for wages in excess of $1,000,000, (ii) 5.8% for North Carolina income taxes, (iii) 1.45% for Medicare taxes and (iv) 0.9% additional Medicare taxes for wages above $200,000.

(b)           ☐           Withhold the minimum amount required by applicable law (using the flat rates described above) plus an additional amount of federal income taxes such that the total of the taxes withheld equals:

___ % (any whole percentage from 40% to 50%) of the value of the Accelerated Shares.

If the Participant elects this option, the Company will treat this Agreement as a substitute IRS Form W-4 for purposes of calculating the taxes to be withheld from the Accelerated Shares, and by signing below, the Participant declares, under penalties of perjury that to the best of his knowledge and belief the information in this certificate is true, correct and complete.

NOTE: The Company is required to withhold federal income taxes from any wages in excess of $1,000,000 at a flat rate of 39.6% notwithstanding any election the Participant may make pursuant to this paragraph 3(b).

The number of Shares withheld from the Accelerated Shares shall be fully vested in the Participant and not subject to the repayment provisions in paragraph 5 below. The balance of the Accelerated Shares remaining after withholding for taxes pursuant to this paragraph 3 are subject to the repayment provisions in paragraph 5 below and are referred to herein as the “Contingent Shares.”

4.      Delivery of Contingent Shares; Full Reinvestment of Dividends. The Contingent Shares shall be deposited into an account established in the Participant’s name under the Company’s Dividend Reinvestment and Stock Purchase Plan (the “DRIP”) and all dividends paid by the Company with respect to the Contingent Shares shall be reinvested in additional Shares (the additional Shares resulting from the reinvestment of dividends are referred to herein as the “DRIP Shares”). Neither the Contingent Shares nor the DRIP Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise directly or indirectly encumbered or disposed of until such Shares are no longer subject to repayment pursuant to paragraph 5 below.

The book entry credits for the Contingent Shares and the DRIP Shares shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Shares, substantially in the following form:

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) CONTAINED IN THE PIEDMONT NATURAL GAS COMPANY, INC. INCENTIVE COMPENSATION PLAN, AS AMENDED AND RESTATED EFFECTIVE DECEMBER 15, 2010, AND A SHARE REPAYMENT AGREEMENT ENTERED INTO THEREUNDER, AND SUCH SHARES ARE NOT ASSIGNABLE OR OTHERWISE TRANSFERABLE EXCEPT IN ACCORDANCE WITH SUCH PLAN AND AGREEMENT, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.

At such time as the Contingent Shares and the DRIP Shares are no longer subject to repayment in accordance with this Agreement, the legend set forth above shall be removed from the book entry credits evidencing such Shares.

5.      Repayment of Contingent Shares and DRIP Shares. The Contingent Shares and the DRIP Shares shall be subject to repayment to the Company until the earliest of:

(a)	the closing of the transactions contemplated by the Agreement and Plan of Merger among the Company, Duke Energy Corporation and Forest Subsidiary, Inc. dated October 24, 2015 (the “Merger Agreement”),

(b)	December 15, 2016, or

(c)

the termination of the Participant’s employment with the Company for reasons that would have permitted accelerated vesting of the 2016 RSUs pursuant to the Merger Agreement, the Plan or the Severance Agreement between the Company and the Participant dated September 4, 2007.

If the Participant’s employment with the Company terminates for any reason not described in clause (c) of the immediately preceding sentence prior to the earlier of (i) the closing of the transactions contemplated by the Merger Agreement or (ii) December 15, 2016, the Participant shall immediately repay to the Company the Contingent Shares and the DRIP Shares. Such repayment shall be effectuated by the Company by cancelling the Contingent Shares and DRIP Shares credited to the Participant’s DRIP account, thus triggering the forfeiture by the Participant of such Shares.

6.      Rights with Respect to Contingent Shares. Except as otherwise provided herein, the Participant shall have all of the rights of a shareholder with respect to the Contingent Shares, including the right to vote the Contingent Shares and receive any dividends that may be paid thereon. However, any dividends paid with respect to the Contingent Shares shall be subject to full reinvestment as provided in paragraph 4 above and repayment as provided in paragraph 5 above.

7.      Binding Agreement. This Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

8.      Consent to Electronic Delivery. By executing this Agreement, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding this Agreement, the Company, the Plan, the Contingent Shares, the DRIP and the DRIP Shares via the Company’s website or other electronic delivery.

9.      Section and Other Headings, etc. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

10.      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

11.      Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

12.      Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company.

13.      Governing Law. Except to the extent superseded by the laws of the United States, this Agreement will be governed by, and construed in accordance with, the laws of the State of North Carolina without regard to principles of conflict of laws.

14.      Additional Actions. The parties will execute such further instruments and take such further action as may reasonably be necessary to carry out the intent of this Agreement.

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the date first above written.

PIEDMONT NATURAL GAS COMPANY, INC.

By:
Kevin M. O’Hara Senior Vice President, Chief Administrative Officer

Thomas E. Skains

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